Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Chief Financial Officer
517/372-9200

Neogen reactivates share repurchase program

LANSING, Mich., May 4, 2005 – Neogen Corporation (NASDAQ: NEOG) today announced it has resumed its stock repurchase program of the company’s common stock. Neogen’s Board of Directors has authorized the company repurchase of up to 1,250,000 shares.

To date, Neogen has repurchased approximately 871,000 shares, however, no shares have been repurchased in over two years. Additional shares will be acquired on the open market or in negotiated transactions, depending on market conditions and other factors. Accordingly, there is no guarantee of the exact number of shares to be repurchased.

Neogen recently reported third quarter revenues of $14.4 million – down 2% as compared to a year earlier. Revenues for the first nine months were $46.7 million – up 16% from the prior year. Net income from the first nine months was 11% greater than last year.

“We reactivated our repurchase program because we believe that our current stock price does not accurately reflect our current financial position, and our prospect for future growth,” said James Herbert, Neogen president. “Only four times in the past 14 years has Neogen reported that quarterly revenues lagged behind a year earlier, and the revenue increases were uninterrupted for the past 20 quarters.

“The company has been profitable from operations for 48 consecutive quarters. In April, we retired the remainder of the company’s bank debt and have resumed investing excess cash in short-term securities.”

Neogen Corporation develops and markets products and services dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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